                                                                      EXHIBIT 20

            FISCAL YEAR 1997 MANAGEMENT INCENTIVE PLAN ("THE PLAN")
               FOR EXIDE ELECTRONICS GROUP, INC. (THE "COMPANY")

PURPOSE

     The Plan is part of an overall compensation program intended to motivate personnel holding positions of substantial responsibility to achieve predetermined "Corporate," "Strategic Business Unit" and "Personal" goals which define Company success. The Plan is designed to "pay for performance," by providing the opportunity for an annual cash award payable based on the Company reaching or exceeding those goals ("MIP Payment").

PLAN PERIOD AND APPROVAL

     The effective period of the Plan for all purposes is October 1, 1996 through September 30, 1997 (the "Plan Period"). The Plan shall not apply to any other periods and is not binding upon the Company unless and until approved by the Human Resources Committee ("HRC") of the Board of Directors ("Board") of the Company and the Board.

ELIGIBILITY

     The President/CEO, Vice Presidents of the Company and those employee Directors of the Company approved by the President/CEO and Vice President and Chief Administrative Officer ("VP-CAO") are eligible for participation in the Plan ("Plan Participants"). In order to be eligible for a MIP Payment under the Plan, a participant must be an employee of the Company for the entire Plan Period, except for new hires and promotions to the Director/Vice President level made after October 1, 1996, and before March 31, 1997, as designated in writing by the President/CEO and the VP-CAO. Certain employees of subsidiaries and affiliates of the Company are eligible participants in the Plan as approved by the HRC.

CORPORATE GOALS

     The "Corporate Goals" applicable to all Plan Participants are: (i) corporate earnings per share at target ("Target EPS") per the Company's Fiscal Year 1997 Operating Budget approved by the Board ("Budget"); and (ii) corporate free cash flow at target per the Budget ("Target Free Cash Flow").

STRATEGIC BUSINESS UNIT GOALS

     In addition to Corporate Goals, Plan Participants having responsibility associated with a "Strategic Business Unit" ("SBU") will also be assigned goals by individual SBU. "SBU Goals" are: (i) "SBU Target Contribution" per Budget;
(ii) "SBU Target Cash Flow" per Budget; and (iii) personal goals assigned to each individual associated with that person's SBU ("SBU Personal Goals") established by the President/CEO.

CORPORATE CENTER GOALS

     In addition to Corporate Goals, Plan Participants having responsibility associated with a "Corporate Center" will also be assigned individual goals associated with their respective functions ("Personal Goals"). "Corporate Centers" shall include the offices of the President/CEO, Vice President and Chief Financial Officer ("VP-CFO"), VP-CAO and other Plan Participants reporting directly to such offices who are not assigned SBU Goals.

GOAL WEIGHTINGS

     Determination of any MIP Payment will be based on weightings preassigned to the Corporate, SBU and Personal Goals. Those weightings have been assigned in advance in order to focus and direct the energies and efforts of Plan Participants.

     The MIP Payment weightings for Corporate Center Plan Participants are: (i) Corporate Goals of Target EPS (30%) and Target Free Cash Flow (40%); and (ii) Personal Goals (30%).

     The MIP Payment weightings for SBU Plan participants are: (i) Corporate Goals of Target EPS (10%) and Target Free Cash Flow (10%); (ii) SBU Goals of SBU Target Contribution (30%) and SBU Target Cash Flow (30%); and (iii) SBU Personal Goals (20%).

MIP PAYMENT THRESHOLDS

     Unless otherwise determined by the Board, in its discretion, to be in the best interest of the Company, no MIP Payment will be made under the Plan unless both: (i) corporate earnings per share of the Company; and (ii) corporate cash flow of the Company satisfies a minimum threshold level of performance ("Threshold Corporate Goals").

MIP PAYMENT DETERMINATIONS

     The Plan is designed to generate 50th percentile MIP Payment awards as determined by reference to a survey of compensation of comparable companies.

     Each Plan Participant is preassigned a fixed percentage of annual salary as the target annual incentive opportunity for achieving Corporate, SBU and Personal Goals ("Target MIP"). Each Plan Participant may earn a MIP Payment greater than the Target MIP in reward for Company performance superior to Corporate and SBU Goals, up to certain predetermined limits ("Maximum MIP"). Performance equal to Threshold Corporate Goals will generate a minimum MIP Payment ("Minimum MIP").

     Company performance greater than the Threshold Corporate Goals but less than the Corporate Goals and, similarly, performance above Corporate Goals up to Maximum MIP will generate MIP Payments according to: (i) a graduated scale as established in the attached Exhibits to the Plan; and (ii) the discretion of the Board consistent with the purposes of the Plan.

     MIP Payments are determined by the Board of the Company in accordance with the Plan based on recommendations of the HRC. The President/CEO, VP-CAO and the VP-CFO will provide the HRC with management recommendations based on calculations of actual performance to Corporate, SBU and Personal Goals.

     MIP Payments will be made as soon as possible and practical following the end of the fiscal year and in no event later than the end of the applicable calendar year.

     The attached Exhibits are incorporated into and made a part of the Plan:

    Exhibit I  --  all Plan Participants as of the date of the approval by the Board of the
                   Plan;
    Exhibit II --  Threshold Corporate Goals applicable to all Plan Participants;
    Exhibit III -- Minimum, Target and Maximum Corporate Goals of earnings per share and free cash flow applicable to all Plan Participants; and
    Exhibit IV --  Minimum, Target and Maximum SBU Goals applicable to SBU Plan Participants

CHANGE IN COMPANY OPERATIONS

     The Plan contemplates only those operations of the Company and its affiliates consolidated as of October 1, 1996. Any acquisition, divestiture or other material change in the operations of the Company occurring after October 1, 1996 and during the Plan Period shall result in an equitable amendment to the Plan determined by the HRC based, in part, on the recommendations of the President/CEO and VP-CAO. Subject to the approval of the Board, the HRC may equitably amend the Plan during the Plan Period to the extent necessary, based on recommendations of the President/CEO and VP-CAO, to advance the purpose of this Plan in the event of a significant reorganization of the operations of the Company during the Plan Period.

PLAN AMENDMENT AND TERMINATION

     The Plan will automatically expire and be of no further force at the end of the Plan Period, except for the making of MIP Payments earned during the Plan Period. During the Plan Period, the Plan may not be terminated or changed, except as set forth in the section of the Plan entitled "Change in Company Operations."

                                        2